Exhibit 99.1

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS AND MERCK KGaA AMEND AND SUPPLEMENT
ERBITUX AGREEMENT

New York, NY — July 20, 2006 — ImClone Systems Incorporated (NASDAQ: IMCL) and Merck KGaA, Darmstadt, Germany, announced today that they have entered into agreements amending and supplementing the 1998 development and license agreement covering ERBITUX® and certain other work in the field of EGFR-targeted antibodies.

As part of the agreements, ImClone Systems consented to Merck’s sublicense of certain intellectual property rights relating to the development and commercialization of an anti-EGFR antibody to Takeda Pharmaceutical Company. Merck and Takeda signed an alliance in September 2005 for the development and commercialization of matuzumab (EMD72000), a humanized EGFR-targeting monoclonal antibody.

In consideration for ImClone Systems’ consent, Merck agreed to pay ImClone Systems EUR 2.5 million upon execution of the agreements and a further EUR 5 million upon ImClone Systems’ written consent to the sublicense. In addition, Merck agreed to increase its fixed royalty to 9.5% for all sales of ERBITUX outside the U.S. and Canada, effective July 1, 2006.

The agreements also promote freedom to operate in the development and commercialization of matuzumab outside the United States and Canada and of IMC-11F8 (a fully human EGFR-targeted IgG1 monoclonal antibody being developed by ImClone Systems) within the United States and Canada through the granting of certain reciprocal rights, including the sharing of confidential technical information.

The agreements do not extend to key intellectual property rights in the U.S. and Canada, where ImClone Systems and its partner Bristol-Myers Squibb continue to hold exclusive licenses to key patents covering certain uses of EGFR-targeted monoclonal antibodies.

“We are pleased to have signed these agreements with Merck and believe that they will further strengthen our partnership,” said Joseph L. Fischer, Interim Chief Executive Officer of ImClone Systems. “The terms of these agreements benefit both partners as we continue to pursue advances in the development of novel oncology therapies.”

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors.  ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

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